Exhibit 10.3

C L I F F O R D	SOCIETE D’EXERCICE LIBERAL D’AVOCATS A FORME ANONYME

C H A N C E

CONFORMED COPY

COMPAGNIE GENERALE DE GEOPHYSIQUE
as Principal Company

COMPAGNIE GENERALE DE GEOPHYSIQUE
CGG MARINE
SERCEL
as Borrowers

NATEXIS BANQUES POPULAIRES
as Arranger

NATEXIS BANQUES POPULAIRES
as Agent

and

THE LENDERS

$60,000,000

REVOLVING CREDIT FACILITY AGREEMENT

Dated 12 March 2004

THIS AGREEMENT is dated 12 March 2004 and made between:

(1)	COMPAGNIE GENERALE DE GEOPHYSIQUE, a société anonyme incorporated in France, having its registered office at 1 rue Léon Migaux, 91300 Massy and registered at the Evry commercial registry under number 969 202 241 R.C.S. Evry (the “Principal Company”);

(2)	CGG MARINE, a société par actions simplifée incorporated in France, having its registered office at 1 rue Léon Migaux, 91300 Massy and registered at the Evry commercial registry under number 403 256 944 R.C.S. Evry (“CGG Marine”), SERCEL, a société anonyme incorporated in France, having its registered office at 16 rue de Bel Air, 44470 Carquefou and registered at the Nantes commercial registry under number 378 040 497 R.C.S. Nantes (“Sercel”) (together with the Principal Company, the “Borrowers”, and “Borrower” means any one of them);

(3)	NATEXIS BANQUES POPULAIRES as mandated lead arranger (the “Arranger”);

(4)	NATEXIS BANQUES POPULAIRES as agent of the other Finance Parties (the “Agent”); and

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions In this Agreement:

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

“Affiliate” means, in relation to any person, at any time, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Argas Ltd” means Arabian Geophysical & Surveying Company LTD., a company incorporated under the laws of Saudi Arabia under number 4056 on 5 July 1967, having its registered office at P.O. Box 535 Al-Khobar 31952, Saudi Arabia.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Borrower, any person who is duly authorised in such manner as may be reasonably acceptable to the Agent (and, in relation thereto, the Agent may request that the Borrower provide a copy, certified as a true copy by an authorised signatory, of any power of attorney or corporate decision necessary to provide such authority) and in respect of whom the Agent has received a certificate signed by a duly authorised representative of that Borrower setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the Signing Date to and including the date falling thirty five (35) Months after the Signing Date.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the Dollar Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Dollar Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available CGG Marine Facility” means thirty million dollars ($30,000,000).

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Available Sercel Facility” means forty five million dollars ($45,000,000).

“Bordereaux Dailly” means each form named acte de cession de créances professionnelles (form of assignment) executed by a Borrower and dated by the Agent, acting on behalf of the Lenders, in accordance with the terms and provisions of the Convention Cadre de Cession executed by that Borrower and in accordance with articles L. 313-23 to L. 313-34 of the Code monétaire et financier (and “Bordereau Dailly” means any one of them).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Paris and London and:

(a)	in relation to any date for payment or purchase of dollars, New York

(b)	in relation to any date for payment or purchase of euro, any TARGET Day.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in the dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the dollars of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) and in form and substance satisfactory to the Agent.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the form set out in Schedule 10 (Form of Confidentiality Undertaking) or any other form agreed between the Principal Company and the Agent.

"Conventions Cadre de Cession” means each of (i) the master receivables security assignment agreement (convention cadre de cession de créances professionnelles à titre de garantie) dated on or about the Signing Date between the Principal Company, the Agent and the Lenders, (ii) the master receivables security assignment agreement (convention cadre de cession de créances professionnelles à titre de garantie) dated on or about the Signing Date between CGG Marine, the Agent and the Lenders and (iii) the master receivables security assignment agreement (convention cadre de cession de créances professionnelles à titre de garantie) dated on or about the Signing Date between Sercel, the Agent and the Lenders (and “Convention Cadre de Cession” means any one of them).

“Core Group” means each of the Borrowers and each of the Principal Subsidiaries for the time being.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Dollar Amount” means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is denominated in euros, that amount converted into dollars at the Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, the date on which the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Core Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Core Group conducted on or from the properties owned or used by the relevant member of the Core Group.

“EBITDA” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Eligible Receivable” has the meaning ascribed to it in the Conventions Cadre de Cession.

“Equity” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Existing Facility” means the facility made available under the Existing Facility Agreement.

“Existing Facility Agreement” means the one hundred and eighty million dollar ($180,000,000) multicurrency revolving credit facility dated 15 September 1999 between the Principal Company, Sercel and Petrosystems S.A. as borrowers, Natexis Banque and Société Générale as arrangers, Natexis Banque as agent and the Banks referred to therein, as amended and restated on 31 August 2000 and as further amended from time to time.

“Existing Financial Indebtedness” means any Financial Indebtedness of a Borrower listed in Schedule 8 (Existing Financial Indebtedness) except to the extent the principal amount thereof exceeds the amount outstanding (or, if higher, the maximum principal amount of the relevant facility) as at 29 February 2004 as stated in that Schedule.

“Existing Lender” has the meaning ascribed to it in paragraph (a) of Clause 23.1 (Assignments and transfers by the Lenders).

“Facility” means the revolving credit facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Principal Company (or the Agent and the Principal Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Documents” means this Agreement, the Guarantee, each Convention Cadre de Cession, each Bordereau Dailly, any Fee Letter, and any other document designated as such by the Agent and the Principal Company (and “Finance Document” means any one of them).

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction (but excluding forward contracts entered into in the ordinary course of business) entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (but excluding, other than for the purposes of Clause 22.5 (Cross default), any such counter-indemnity obligation entered into in the ordinary course of business);

(i)	any amount raised by the issue of redeemable shares which are expressed to be redeemable other than at the sole option of the issuer of such shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“GAAP” means generally accepted accounting principles in France.

“Gearing” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Gross Operating Cashflow” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Group” means the Principal Company and its Subsidiaries for the time being.

“Guarantee” means the first demand guarantee (garantie à première demande) dated on or about the Signing Date between the Principal Company, the Agent and the Lenders.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document in the form approved by the Principal Company concerning the Group which, at the Principal Company’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the Signing Date.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Lender” means:

(a)	any Original Lender; and

(b)	any credit institution (établissement de crédit) in France (or which is recognised as such in accordance with EU regulations) which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than sixty five per cent. (65%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than sixty five per cent. (65%) of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than sixty five per cent. (65%) of all the Loans then outstanding.

“Mandate Letter” means the mandate letter dated 19 January 2004 between the Principal Company and the Arranger relating to the Facility.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

“Margin” means, at any time, in relation to a Loan:

(a)	if at such time, the Principal Company has not delivered any Compliance Certificates pursuant to Clause 19.2 (Compliance Certificate), two point five per cent. (2.50%) per annum;

(b)	if at such time, the Principal Company has delivered a Compliance Certificate pursuant to Clause 19.2 (Compliance Certificate), then, from (and including) the date falling five (5) Business Days after the date of the receipt by the Agent of the latest such Compliance Certificate,

(i)	one point five per cent. (1.50%) per annum if Operational Leverage is less than 1.50:1;

(ii)	one point seven five per cent. (1.75%) per annum if Operational Leverage is greater than or equal to 1.5:1 but less than 2.00:1;

(iii)	two per cent. (2.00%) per annum if Operational Leverage is greater than or equal to 2.00:1 but less than 2.50:1;

(iv)	two point two five per cent. (2.25%) per annum if Operational Leverage is greater than or equal to 2.50:1 but less than 3.00:1;

(v)	two point five per cent. (2.50%) per annum if Operational Leverage is greater than or equal to 3.00:1 but less than 3.50:1;

(vi)	two point seven five per cent. (2.75%) per annum if Operational Leverage is greater than or equal to 3.50:1,

in each case, Operational Leverage being calculated by reference to the most recent Relevant Period for which the Principal Company has delivered consolidated audited financial statements for a period ending on the last day in such Relevant Period and that are accompanied by a Compliance Certificate, and provided that (in relation to both paragraph (a) and (b) above) if, at any time, an Event of Default (including, for the avoidance of doubt, any Event of Default arising out of the failure of the Principal Company to deliver any Compliance Certificate pursuant to the provisions set forth in Clause 19.2 (Compliance Certificate)) has occurred which is continuing, the Margin, at such time, shall be two point seven five per cent. (2.75%) per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of any of the Borrowers or the Core Group taken as a whole and the ability of any Borrower to perform its obligations under the Finance Documents; or

(b)	the validity or enforceability of the Finance Documents.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“Net Debt” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“New Lender” has the meaning ascribed to it in paragraph (a) of Clause 23.1 (Assignments and transfers by the Lenders).

“Operational Leverage” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Original Financial Statements” means:

(a)	in relation to the Principal Company, the audited annual consolidated financial statements of the Group for the financial year ended 31 December 2002; and

(b)	in relation to each Borrower other than the Principal Company, its audited financial statements for its financial year ended 31 December 2002.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Shareholder Advances” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Principal Activity” means geophysical and seismic services and the manufacture of seismic equipment around the world.

“Principal Subsidiary” means:

(a)	CGG Americas, Inc. and CGG Marine Resources Norge A/S; and

(b)	any other Subsidiary of the Principal Company, from time to time, which satisfies at least two the following:

(i)	its total assets exceeds five per cent. (5%) of the consolidated assets of the Group;

(ii)	its total external turnover exceeds five per cent. (5%) of the consolidated turnover of the Group;

(iii)	its total external net profit or loss exceeds five per cent. (5%) of the consolidated net profit or loss of the Group,

in each case as calculated by reference to the most recent audited consolidated financial statements of the Group (and if such Subsidiary has been acquired since the date as at which the most recent audited consolidated financial statements of the Group were prepared, the financial statements shall be adjusted to take into account the acquisition of that Subsidiary).

“Qualifying Lender” has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is dollars) two Business Days before the first day of that period; or

(b)	(if the currency is euro) two TARGET Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reduction Date” means each of the days which are twenty four (24) Months and thirty (30) Months after the Signing Date.

“Reduction Instalment” means each instalment for reduction of the Loans referred to in Clause 7.2 (Reduction of the Facility).

“Reference Banks” means, in relation to LIBOR, the principal London offices of The Royal Bank of Scotland plc, BNP Paribas and Société Générale and, in relation to EURIBOR, the principal office in Paris of BNP Paribas, Natexis Banques Populaires and Société Générale or such other banks as may be appointed by the Agent in consultation with the Principal Company.

“Reference EBITDA” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Reference Gross Operating Cashflow” has the meaning ascribed to it in Clause 20.1 (Financial Definitions).

“Relevant Interbank Market” means in relation to dollars, the London interbank market and, in relation to euro, the European interbank market.

“Repeating Representations” means each of the representations set out in Clauses 18 (Representations) other than (i) insofar as such representations relate to any Finance Document other than any Bordereaux Dailly, Clause 18.5 (Authorisations) and Clause 18.8 (No filing or stamp taxes) and (ii) Clause 18.7 (Taxes on payments), paragraphs (a), (b) and (c) of Clause 18.10 (Full Disclosure), paragraphs (a) and (b) of Clause 18.11 (Financial statements), Clause 18.13 (Pari passu ranking), 18.15 (Immunity), 18.16 (Existing Security), 18.20 (Environmental compliance) and Clause 18.21 (Control of CGG Marine and Sercel)).

“Required Threshold” has, in relation to a Borrower, the meaning ascribed to it in paragraph (a) of Clause 21.8 (Bordereaux Dailly).

“Required Utilisation Threshold” has, in relation to a Borrower, the meaning ascribed to it in paragraph (c) of Clause 4.2 (Further Conditions Precedent).

“Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Loan.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Telerate screen (being currently, page “248” in relation to EURIBOR and page “3750” in relation to LIBOR). If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Principal Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien, an assignment by way of security carried out in accordance with articles L. 313-23 et seq. of the Code monétaire et financier or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Signing Date” means the date of this Agreement.

“Specified Time” means a time determined in accordance with Schedule 9 (Timetables).

“Spot Rate of Exchange” means, on any day, the spot rate of exchange quoted by the European Central Bank (Banque Centrale Européenne) as the rate offered for the purchase of the relevant currency with dollars at or about 14:15 on that day for delivery three (3) Business Days later.

“Subsidiary” means, in relation to any company, another company which is either (i) controlled by it within the meaning of article L.233-3 of the French Code de commerce or (ii) fully consolidated in its consolidated financial statements in accordance with article L.233-16 of the French Code de commerce.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means the earlier of either the date falling thirty six (36) Months after the Signing Date or 31 March 2007.

“Total Commitments” means the aggregate of the Commitments, being sixty million dollars ($60,000,000) at the Signing Date.

“Transfer Agreement” means an agreement substantially in the form set out in Schedule 5 (Form of Transfer Agreement) or any other form agreed between the Agent and the Principal Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Agreement; and

(b)	the date on which the Agent executes the Transfer Agreement.

“Unpaid Sum” means any sum due and payable but unpaid by a Borrower under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Form of Utilisation Request).

“VAT” means value added tax and any tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Borrower” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs), any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce, any merger and any transmission universelle de patrimoine;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented or novated;

(v)	“gross negligence” means “faute lourde”;

(vi)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(ix)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any grouping (whether or not having separate legal personality) or two or more of the foregoing;

(x)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xi)	a “security interest” includes any type of security (sûreté réelle), including, but not limited to, and transfer by way of security;

(xii)	“trustee”, “fiduciary” and “fiduciary duty” has in each case the meaning given to such term under any applicable law;

(xiii)	“wilful misconduct” means “dol”;

(xiv)	a provision of law is a reference to that provision as amended or re-enacted; and

(xv)	unless a contrary indication appears, a time of day is a reference to Paris time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America and “EUR” and “euro” means the single currency unit of the Participating Member States.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments available to the Borrowers.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several (conjointes et non solidaires). Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Borrowers’ rights and obligations

Save as provided in any other Finance Document (or in Clause 12 (Fees)), no Borrower shall be liable to (i) repay a Loan made to another Borrower or (ii) pay any amount due and payable by another Borrower under any Finance Document on behalf of that other Borrower.

2.4	Principal Company as Borrowers’ agent

Each Borrower irrevocably appoints the Principal Company to act as its agent under and in connection with the Finance Documents with power to (i) give or receive any notice (other than a Utilisation Request) on behalf of such Borrower and (ii) give any consent required under the Finance Documents (excluding any consent required in relation to any amendment of, or waiver related to, any of the Finance Documents). Each Borrower confirms that it will be bound by any action or decision taken by the Principal Company under and in connection with the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under the Facility towards general corporate purposes and the replacement of the Existing Facility.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)	No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent.

(b)	Save as provided in paragraph (c) of this Clause 4.1, the Principal Company shall procure that the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) (other than the legal opinion referred to in paragraph 2(a) of Schedule 2 (Conditions precedent)), each in form and substance satisfactory to the Agent, no later than the date falling five (5) Business Days after the Signing Date.

(c)	The Principal Company shall procure that the Agent has received (i) the evidence referred to in paragraph 3(h) of Schedule 2 (Conditions precedent), (ii) the resolution of the board of directors (conseil d’administration) of the Principal Company referred to in paragraph 1 (d) of Schedule 2 (Conditions precedent), (iii) the decision of the comité de surveillance of CGG Marine referred to in paragraph 1(e) of Schedule 2 (Conditions precedent) and (iv) the resolution of the board of directors (conseil d’administration) of Sercel referred to in paragraph 1 (f) of Schedule 2 (Conditions precedent), each in form and substance satisfactory to the Agent, no later than on the Signing Date.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Borrower are true in all material respects; and

(c)	in the case of each Borrower, the aggregate nominal value of the Eligible Receivables (if denominated in a currency other than dollars, converted at the Spot Rate of Exchange on the Business Day immediately preceding the date of the Utilisation Request) (and having due date falling not earlier than the date on which the next Bordereau Dailly is due to be delivered in accordance with Clause 21.8 (Bordereaux Dailly)) assigned by that Borrower pursuant to the Bordereaux Dailly which are in effect as at the date of the Utilisation Request (and, in relation to the proposed Utilisation Date, the Bordereaux Dailly which are in effect as at the Utilisation Date), exceeds one hundred and twenty per cent. (120%) of the aggregate amount of (a), in relation to the Borrower to whom the proposed Loan is to be made, the Dollar Amount of the proposed Loan (or, if as at such time, the Dollar Amount of the proposed Loan has not been determined, the amount of the proposed Loan converted into dollars at the Spot Rate of Exchange at such time), (b) the Dollar Amount in any outstanding Loans made to that Borrower (other than any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date), and (c) the Dollar Amount of any other Loans to that Borrower that are due to be made on or prior to the proposed Utilisation Date (or, if as at such time, the Dollar Amount of any such other Loan has not been determined, the amount of the proposed Loan converted into dollars at the Spot Rate of Exchange at such time) (the “Required Utilisation Threshold”), provided that the nominal value of Eligible Receivables that have not been paid on their due date and (i) are more than three (3) Months overdue or (ii) are, in the reasonable opinion of the Agent, likely to become overdue for more than three (3) Months (having regard, among other factors, to the identity and nationality of the debtor) shall not be included in the aggregate nominal value of the Eligible Receivables assigned by the Borrowers pursuant to the Bordereaux Dailly for the purpose of this calculation; and

(d)	in the case of each Borrower, the aggregate nominal value of Eligible Receivables assigned by that Borrower pursuant to the Bordereaux Dailly executed by it (and which are in effect at such time) (and if denominated in a currency other than dollars, converted at the Spot Rate of Exchange at the relevant time) which are owed by companies that are not members of the Group is no less than two thirds of the Required Utilisation Threshold applicable to that Borrower at such time.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation, nine or more Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 10 (Interest Periods);

(iv)	it is signed by an Authorised Signatory of the relevant Borrower; and

(v)	if the Borrower providing such Utilisation Request is CGG Marine or Sercel, it is countersigned by an Authorised Signatory of the Principal Company.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars or euros.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is dollars, a minimum of five million dollars ($5,000,000) (and an integral multiple of one million dollars ($1,000,000)) or, if less, the Available Facility; or

(ii)	if the currency selected is euros, a minimum of five million euros (EUR 5,000,000) (and an integral multiple of one million euros (EUR 1,000,000)) or, if less, for a Loan whose Dollar Amount is the Available Facility; and

(iii)	if the proposed Interest Period for the proposed Loan would extend beyond a Reduction Date, such that the aggregate of (i) its Dollar Amount and (ii) the Dollar Amount of any Loans (a) that are outstanding and (b) that are due to be made (in each case, other than any Loans that are due to be repaid or prepaid on or before the relevant Reduction Date), and (c) also have Interest Periods extending beyond that Reduction Date, is less than or equal to the amount of the Total Commitments as reduced on such Reduction Date; and

(iv)	if the proposed Loan is to be made to CGG Marine, such that the aggregate of (i) its Dollar Amount, (ii) the Dollar Amount of any outstanding Loans to CGG Marine and (iii)

the Dollar Amount of any Loans to CGG Marine that are due to be made on or before the proposed Utilisation Date (in each case other than any Loans to CGG Marine that are due to be repaid or prepaid on or before the proposed Utilisation Date), is less than or equal to the Available CGG Marine Facility; and

(v)	if the proposed Loan is to be made to Sercel, such that the aggregate of (i) its Dollar Amount, (ii) the Dollar Amount of any outstanding Loans to Sercel and (iii) the Dollar Amount of any Loans to Sercel that are due to be made on or before the proposed Utilisation Date (in each case other than any Loans to Sercel that are due to be repaid or prepaid on or before the proposed Utilisation Date), is less than or equal to the Available Sercel Facility; and

(vi)	in any event, such that its Dollar Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Dollar Amount of each Loan which is to be made in euro and shall notify each Lender of the amount, currency and the Dollar Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	CURRENCIES

6.1	Selection of currency

A Borrower shall select the currency of a Loan in a Utilisation Request.

6.2	Unavailability of a currency

If before the Specified Time on any Quotation Day relating to a proposed Loan in euros:

(a)	a Lender notifies the Agent that euros are not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in euros would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in dollars (in an amount equal to that Lender’s proportion of the Dollar Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Dollar Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in dollars under the Facility.

6.3	Participation in a Loan

Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Loans Each Borrower which has drawn a Loan shall repay that Loan on the last day of its Interest Period or, if earlier, on the Termination Date.

7.2	Reduction of the Facility

(a)	The Total Commitments shall be reduced in instalments by an amount equal to twenty million dollars ($20,000,000) on each Reduction Date.

(b)	Each Borrower shall ensure that sufficient Loans are repaid on a Reduction Date to the extent necessary so that the aggregate of the Dollar Amounts of the outstanding Loans (after that repayment) is equal to or less than the reduced amount of the Total Commitments.

(c)	Any reduction of the Total Commitments shall reduce rateably the Commitment of each Lender.

(d)	If the Principal Company cancels the whole or any part of the Commitments in accordance with Clause 8.3 (Voluntary cancellation), Clause 8.5 (Right of repayment and cancellation in relation to a single Lender) or if the Commitment of any Lender is reduced under Clause 8.1 (Illegality), then the amount of the Reduction Instalment for each Reduction Date falling after that cancellation will reduced pro rata by the amount cancelled.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, at any time, it is or becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Principal Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Principal Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Principal Company:

(i)	the Principal Company shall promptly notify the Agent upon becoming aware of that event; and

(ii)	if the Majority Lenders so require, the Agent shall, by not less than thirty (30) days notice to the Borrowers, cancel the Facility and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Facility will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” has the meaning given in article L.233-3 of the French Code de commerce.

(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given in article L.233-10 of the French Code de commerce.

8.3	Voluntary cancellation

The Principal Company may, if it gives the Agent not less than thirty (30) days’ (or such shorter period (being not less than ten (10) days) as the Majority Lenders may agree) prior written notice, cancel, without premium or penalty, the whole or any part (being a minimum amount of five million dollars ($5,000,000) (and an integral multiple of one million dollars ($1,000,000)) of the Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably.

8.4	Voluntary prepayment

A Borrower to which a Loan has been made may, if it gives the Agent not less than ten (10) Business Days’ prior notice, prepay, the whole or any part of any Loan (but, if in part, being an amount that reduces the Dollar Amount of the relevant Loan by a minimum amount of five million dollars ($5,000,000) (and an integral multiple of one million dollars ($1,000,000)).

8.5	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by a Borrower is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document;

(ii)	any Lender claims indemnification from the Principal Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae);

subject to a five (5) Business Days’ prior written notice, the Principal Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Principal Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Principal Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.6	Mandatory prepayment and cancellation in relation to a single Lender

If it becomes unlawful for a Borrower to perform any of its obligations to any Lender under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document,

(a)	to the extent that, and for such period as, it is unlawful for that Borrower to perform its obligations to any Lender under paragraph (c) of Clause 13.2 (Tax gross-up) or under an equivalent provision of any Finance Document, notwithstanding such provisions, that Borrower shall not be obliged to perform such obligations;

(b)	the relevant Borrower shall promptly notify the Agent upon becoming aware of that event;

(c)	upon the Agent notifying that Lender, its Commitment will be immediately cancelled; and

(d)	that Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of each Interest Period which ends after that Borrower has given notice under paragraph (b) above or, if earlier, the date specified by that Lender in a notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments, or of any Commitment, cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Principal Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan at any time is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin at such time;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR, for the Interest Period applicable to such Loan; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If a Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue to the fullest extent permitted by law on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent. Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1%) higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of Article 1154 of the French Code civil, such interest is due for a period of at least one year, but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Effective Global Rate (Taux Effectif Global)

For the purposes of articles L. 313-1 et seq., R. 313-1 and R. 313-2 of the Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Original Borrowers acknowledge that they have received from the Agent a letter, substantially in the form of Schedule 12 (Form of TEG letter), containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in that letter. The Parties acknowledge that that letter forms part of this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower shall select an Interest Period for a Loan to that Borrower in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, a Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Principal Company and the Agent (acting on the instructions of all the Lenders).

(c)	Each Interest Period for a Loan shall start on the Utilisation Date for that Loan.

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	A Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Loan, the Agent may, subject to prior notice to the Lenders, shorten the Interest Period for any Loan to ensure that, when aggregated with the Available Facility, there are sufficient Loans (with an aggregate Dollar Amount equal to or greater than the Reduction Instalment) which have an Interest Period ending on a Reduction Date for the scheduled reduction to occur.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Principal Company and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in Paris on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five per cent. (35%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Principal Company so requires, the Agent and the Principal Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Principal Company, be binding on all Parties.

11.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Principal Company shall pay, on behalf of itself and the other Borrowers, to the Agent (for the account of each Lender) a fee in dollars computed, at any time, at the rate per annum equal to forty per cent. (40%) of the applicable Margin at such time on that Lender’s Available Commitment.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months, with the first such period commencing on the Signing Date, which ends during the Availability Period, on the Termination Date and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee and participation fee

The Principal Company shall pay, on behalf of itself and the other Borrowers, to the Arranger an arrangement fee and the participation fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Principal Company shall pay, on behalf of itself and the other Borrowers, to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Allocation of Fees among the Borrowers

Without in any manner limiting or otherwise affecting the obligations of the Principal Company pursuant to this Clause 12, the fees referred to in Clause 12.1 (Commitment fee), 12.2 (Arrangement fee and participation fee) and 12.3 (Agency fee) shall be allocated, as between the Principal Company and each of the other Borrowers, in accordance with the rules set out in Schedule 11 (Allocation of fees among the Borrowers).

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Tax Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:

(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French law taking into account, as the case may be, any double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities), in order for that payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by a Borrower to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled to that payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Principal Company shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Principal Company and that Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower to a Finance Party shall be increased to an amount which (after making any

Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Lender represents that, as at the Signing Date or, if it becomes a party to this Agreement after the Signing Date, on the date it becomes party to this Agreement, it is a Qualifying Lender.

13.3	Tax indemnity

(a)	The Principal Company shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income of that Finance Party which is received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Principal Company.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Borrower.

13.5	Stamp taxes

The Principal Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14.	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Principal Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Principal Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by a Borrower;

(b)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because one of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from a Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Borrower shall as an independent obligation within three Business Days of demand, indemnify to the extent permitted by law each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Principal Company shall (or shall procure that another Borrower will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by a Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Agent

The Principal Company shall promptly indemnify the Agent (acting reasonably) against any cost, loss or liability incurred by the Agent as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Principal Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

16.2	Limitation of liability

(a)	The Principal Company shall indemnify each Finance Party for all liabilities, costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or to do so might have any adverse effect upon its business, operations or financial condition (other than any minor costs and expenses of an administrative nature).

17.	COSTS AND EXPENSES

17.1	Transaction expenses

Subject to the provisions of paragraph 6 of the Mandate Letter, the Principal Company shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees, travel and other out pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents (including, but not limited to, any such Finance Document executed after the date of this Agreement).

17.2	Amendment costs

If (a) a Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Principal Company shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Principal Company shall, within three Business Days of demand, pay to each Finance Party the amount of all reasonable costs and expenses (including legal fees and necessary translation costs) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Borrower makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status and due incorporation

(a)	It is a corporation, duly incorporated and validly existing under the law of France.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Legal validity

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, and its creation of the Security constituted by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its and each of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to the extent that such conflict (i) could reasonably be expected to have a Material Adverse Effect or (ii) arises from a material provision of any Financial Indebtedness incurred by it.

18.4	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, and its creation of the Security constituted by, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Authorisations

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in, and to create the Security constituted by, the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in France, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), have been obtained or effected and are in full force and effect.

18.6	Governing law, Jurisdiction and enforcement

(c)	The choice of French law as the governing law of the Finance Documents will be recognised and enforced in France.

(d)	The tribunaux within the jurisdiction of the Cour d’appel of Paris (tribunaux du ressort de la Cour d’appel de Paris) will accept jurisdiction over proceedings against a Borrower in accordance with this Agreement.

(e)	Any judgment obtained in France in relation to a Finance Document will be recognised and enforced in France.

18.7	Taxes on payments

It is not required under the law of France to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Qualifying Lender.

18.8	No filing or stamp taxes

Under the law of France it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Principal Subsidiaries or to which its (or its Principal Subsidiaries’) assets are subject which would be likely to have a Material Adverse Effect.

18.10	Full Disclosure

(a)	Any written factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	No information has been given or withheld by any member of the Group that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(d)	All written information (other than in the Information Memorandum) supplied by any member of the Group is true, complete and accurate in all material respects as at the date it was given and is not misleading in any respect.

18.11	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements give a true and fair view of its financial condition and operations (consolidated in the case of the Principal Company) during the relevant financial year.

(c)	Its most recent audited financial statements (and, in the case of the Principal Company, the most recent audited consolidated financial statements) delivered in accordance with Clause 19.1 (Financial statements) were prepared in accordance with GAAP consistently applied.

(d)	Its most recent audited financial statements (and, in the case of the Principal Company, the most recent audited consolidated financial statements) delivered in accordance with Clause 19.1 (Financial statements) give a true and fair view of its financial condition and operations (consolidated in the case of the Principal Company) during the relevant financial year.

18.12	No material adverse change

Since the date at which its Original Financial Statements were stated to be prepared, there has been no change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Principal Company), save as disclosed in writing to the Lenders prior to the Signing Date, which would be reasonably likely to have a Material Adverse Effect.

18.13	Pari passu ranking

The claims of the Finance Parties in respect of its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by law applying to companies generally.

18.14	Litigation

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.15	Immunity

In any proceedings taken in France in relation to any of the Finance Documents, it will not be entitled to claim or itself or any of its assets immunity from suit, execution, attachment or other legal process and its execution of each of the Finance Documents, and the performance its obligations thereunder, will constitute private and commercial acts done and performed for private and commercial purposes.

18.16	Existing Security

Save for Security referred to in paragraph (c) of Clause 21.3 (Negative Pledge), no Security exists over all or any of the present or future revenues or assets of any Borrower or any Principal Subsidiary.

18.17	No obligation to create security

Save as provided by the Finance Documents, its execution of the Finance Documents, the creation of the Security provided thereunder, its exercise of its rights and performance of its obligations thereunder, will not result in the existence of, or oblige any Borrower or any of the Principal Subsidiaries to create, any Security over all or any of the present or future revenues or assets of any Borrower or any Principal Subsidiary.

18.18	Insolvency Proceedings and winding-up

No member of the Core Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any such member of the Core Group under any applicable bankruptcy laws for its redressement judiciaire, liquidation judiciaire, cession totale de l’entreprise, règlement amiable, winding-up, dissolution, administration or re-organisation (whether by voluntary arrangement, scheme of arrangement or otherwise) or for the appointment of a mandataire ad hoc, administrateur provisoire, mandataire liquidateur, conciliateur, receiver administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its assets or revenues.

18.19	Centre of main interests

It has its’ “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings in France).

18.20	Environmental compliance

Each member of the Core Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Core Group or on which any member of the Core Group has conducted any activity where failure to do so would be likely to have a Material Adverse Effect.

18.21	Control of CGG Marine and Sercel

CGG Marine and Sercel are both wholly owned Subsidiaries of the Principal Company.

18.22	Repetition

The Repeating Representations are deemed to be made by each Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Principal Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within six (6) Months after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year; and

(ii)	the audited financial statements of each other Borrower for that financial year; and

(b)	as soon as the same become available, but in any event within four (4) Months after the end of each half of each of its financial years:

(i)	its consolidated financial statements for that financial half year; and

(ii)	the financial statements of each other Borrower for that financial half year.

19.2	Compliance Certificate

(a)	The Principal Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by two people, the chief financial officer and an Authorised Signatory of the Principal Company.

(c)	Each Compliance Certificate shall (i) certify the amount of any Permitted Shareholder Advances as at the date on such the financial statements delivered therewith are drawn up and (ii), if applicable, set out computations in relation to giving acquisitions or disposals (other than of multi-data client libraries) by a member of the Group pro forma effect and being considered as if they had been acquired or disposed of at the beginning of the Relevant Period to which the financial statements delivered therewith relate.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Principal Company pursuant to Clause 19.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant company as fairly representing its financial condition as at the end of the period to which those financial statements relate.

(b)	The Principal Company shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP.

(c)	The Principal Company shall procure that each set of financial statements of a Borrower delivered pursuant to Clause 19.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Borrower unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of that Borrower) deliver to the Agent:

(i)	a description, in form and substance satisfactory to the Agent, of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Borrower’s Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance satisfactory the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Borrower’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Principal Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Principal Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which are likely to be adversely determined and, if adversely determined, would be likely to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request except to the extent that disclosure of such information would be in breach of any law, regulation or duty of confidentiality.

19.5	Notification of default

(a)	Each Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Borrower is aware that a notification has already been provided by another Borrower).

(b)	Promptly upon a request by the Agent, the Principal Company shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that, to the best of its knowledge and belief, no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	“Know your customer” checks

(a)	Each Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender and in relation to itself, any Lender or any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied (acting reasonably) with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other checks in relation to any person that it is required to carry out pursuant to the transactions contemplated in the Finance Documents.

19.7	List of Principal Subsidiaries

At the time the Principal Company deliveries its annual consolidated financial statements in accordance with paragraph (a) of Clause 19.1 (Financial statements) and, if, at any time, a company becomes a member of the Group and becomes a Principal Subsidiary, the Principal Company shall provide the Agent with a list of its Principal Subsidiaries.

19.8	Environmental Claims

Each Borrower shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)	if any Environmental Claim has been commenced or (to the best of such Borrower’s knowledge and belief) is threatened against any member of the Core Group, or

(b)	of any facts or circumstances which (to the best of such Borrower’s knowledge and belief) will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Core Group, where the claim would be reasonably likely, if determined against that member of the Core Group, to have a Material Adverse Effect.

20.	FINANCIAL COVENANTS

20.1	Financial Definitions

In this Agreement:

“EBITDA” means, in respect of any Relevant Period and using GAAP:

(i)	if Relevant Period ends on 31 December, Reference EBITDA for the annual consolidated financial statements of the Principal Company for the period ending on such 31 December; and

(ii)	if the Relevant Period ends on 30 June, (a) the sum of Reference EBITDA for the semi-annual consolidated financial statements of the Principal Company for the period ending on such 30 June and Reference EBITDA for the most recent annual consolidated financial statements of the Principal Company less (b) Reference EBITDA for the consolidated semi-annual financial statements of the Principal Company for the period ending on 30 June in the previous year, provided that, in each case in the calculation of EBITDA, acquisitions or disposals (other than of multi-data client libraries) by a member of the Group in any such Relevant Period shall, in all cases, be given pro forma effect and be considered as if they had been acquired or disposed of at the beginning of that Relevant Period.

“Equity” means, in relation to any Relevant Period and using GAAP, the aggregate of “Total Shareholders Equity”, “Minority Interests” and “Permitted Shareholder Advances” less “Goodwill” as such items appear in the Principal Company’s consolidated financial statements for the period ending on the last day of such Relevant Period and, in the case of Permitted Shareholder Advances as set out in the Compliance Certificate provided for such Relevant Period (or, other than for Permitted Shareholder Advances, if different, the figures that would appear in the item so entitled in the consolidated financial statements of the Principal Company presented in the same manner as and prepared in accordance with the principles and accounting practices followed for preparation of the financial statements in the Original Financial Statements of the Principal Company).

“Gearing” means the ratio of Net Debt to Equity.

“Gross Operating Cashflow” means, in respect of any Relevant Period and using GAAP:

(i)	if Relevant Period ends on 31 December, Reference Gross Operating Cashflow for the annual consolidated financial statements of the Principal Company for the period ending on such 31 December; and

(ii)	if the Relevant Period ends on 30 June, (a) the sum of Reference Gross Operating Cashflow in the semi-annual consolidated financial statements of the Principal Company for the period ending on such 30 June and Reference Gross Operating Cashflow in the most recent annual consolidated financial statements of the Principal Company less (b) Reference Gross Operating Cashflow in the consolidated semi-annual financial statements of the Principal Company for the period ending on 30 June in the previous year.

“Leverage” means the ratio of Net Debt to EBITDA.

“Net Debt” means, in relation to any Relevant Period, the aggregate of “Bank overdrafts”, “Short term debt”, “Current portion of long-term debt” and “Long-term debt” less “Cash and cash equivalents” in the Principal Company’s consolidated financial statements for the period ending on the last day of such Relevant Period (or, if different, the figures that would appear in the item so entitled in the consolidated financial statements of the Principal Company presented in the same manner as and prepared in accordance with the principles and accounting practices followed for preparation of the financial statements in the Original Financial Statements of the Principal Company).

“Operational Leverage” means the ratio of Net Debt denominated in euro and divided by the euro/dollar closing exchange rate for the Relevant Period (as indicated in the Principal Company’s consolidated financial statements relating to the period ending on the last day of such Relevant Period) to Gross Operating Cashflow denominated in euro and divided by the euro/dollar average exchange rate for the Relevant Period (as indicated in the Principal Company’s consolidated financial statements relating to the period ending on the last day of such Relevant Period).

“Permitted Shareholder Advances” means, as at the last day of any applicable Relevant Period, the aggregate, at such time, of the amount of any loans made to the Principal Company by its shareholders and nominal amount of any securities issued by the Principal Company to its shareholders (and if any such loan is denominated in a currency other than euros, converted at the spot rate of exchange quoted by the European Central Bank (Banque Centrale Européenne) as the rate offered for the purchase of the relevant currency with euros at or about 14:15 for delivery three (3) Business Days later on the last day of the applicable Relevant Period) provided that the Agent shall have received such evidence as he may reasonably require that (i) such advances are fully subordinated to the sums outstanding under this Agreement as to priority and payment, (ii) that no principal amount under such advances shall be repayable prior to the Termination Date (iii) that interest arising thereunder (which shall accrue at a rate consistent with fair market practice) shall be capitalised throughout the term of such advances and, in any event, shall only become payable after the Termination Date.

“Reference EBITDA” means, in respect of any set of consolidated financial statements of the Principal Company, “Operating income (loss)” excluding “Non-recurring revenues (expenses) — net” plus “Depreciation and amortization” in the such consolidated financial statements, (or, in each case, if different, the figures that would appear in the items so entitled in the consolidated financial statements of the Principal Company presented in the same manner as and prepared in accordance with the principles and accounting practices followed for preparation of the financial statements in the Original Financial Statements of the Principal Company).

“Reference Gross Operating Cashflow” means, in respect of any set of consolidated financial statements of the Principal Company, Reference EBITDA for such consolidated financial statements less “Investments made in multi-client surveys” as such item appears in such consolidated accounts “Document de Référence” (or, if different, the figure that would appear in the item so entitled in the consolidated financial statements of the Principal Company presented in the same manner as and prepared in accordance with the principles and accounting practices followed for preparation of the financial statements in the Original Financial Statements of the Principal Company).

“Relevant Period” means each period of twelve (12) Months ending on 30 June or 31 December.

20.2	Financial condition

The Principal Company shall ensure that:

(a)	Gearing shall not exceed 0.9:1.

(b)	Leverage shall not exceed:

(i)	for each of the Relevant Periods ending on 31 December 2003, 30 June 2004 and 31 December 2004, 2.00:1;

(ii)	for each of the Relevant Periods ending on 30 June 2005 and 31 December 2005, 1.75:1; and

(iii)	for each Relevant Period thereafter, 1:50:1.

(c)	Operational Leverage shall not exceed:

(i)	for each of the Relevant Periods ending on 31 December 2003 and 30 June 2004, 4.00:1;

(ii)	for the Relevant Period ending on 31 December 2004, 3.75:1;

(iii)	for the Relevant Period ending on 30 June 2005, 3:50:1;

(iv)	for the Relevant Period ending on 31 December 2005, 3:00:1; and

(v)	for each Relevant Period thereafter, 2:50:1.

20.3	Testing of Financial Covenants

(a)	The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the latest sets of financial statements delivered pursuant to Clause 19.1 (Financial statements) which is accompanied by a Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

(b)	The financial covenants set out in Clause 20.2 (Financial condition) shall be calculated by the Principal Company and set out in a Compliance Certificate.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Maintenance of legal validity

Each Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of France to enable it to perform its obligations under the Finance Documents, and create the Security constituted thereby, and to ensure the legality, validity, enforceability or admissibility in evidence in France of any Finance Document.

21.2	Compliance with laws

Each Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

21.3	Negative pledge

(a)	No Borrower shall (and the Principal Company shall ensure that no other member of the Core Group will) create or permit to subsist any Security over any of its assets.

(b)	No Borrower shall (and the Principal Company shall ensure that no other member of the Core Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of financial statements; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security granted pursuant to the terms of the Existing Facility prior to the date that the first Loan is made under the Facility;

(ii)	any Security listed in Schedule 7 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount as stated in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule);

(iii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances;

(iv)	any lien arising by operation of law and in the ordinary course of its business;

(v)	any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business;

(vi)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security is removed or discharged within six (6) Months of the date of acquisition of such asset if not otherwise permitted pursuant to this Clause 21.3;

(vii)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security was not created in contemplation of the acquisition of that company; and

(B)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company.

(viii)	any Security entered into pursuant to any Finance Document;

(ix)	any Security created in connection with the acquisition and holding of shares by a person on behalf of a member of the Group which was created in order to secure Financial Indebtedness incurred by a member of Group to such person solely for the purpose of the acquisition of such shares by that member of the Group (opération de portage) provided that such Financial Indebtedness was entered into on an arm’s length basis and the amount of such Financial Indebtedness does not exceed the balance sheet value of such shares;

(x)	any Security created in respect of any tax assessment or governmental charge or claim provided that (i) the aggregate amount secured by such Security is less than two million euros (EUR 2,000,000) (or its equivalent in another currency or currencies), (ii) that such assessment, charge or claim is being contested in good faith, (iii) adequate reserves are being maintained for such assessment, charge or claim, (iv) payment in respect of such assessment, charge or claim can be lawfully withheld and (v) any such assessment, charge or claim which relates to an amount in excess of one million euros (EUR 1,000,000) (or its equivalent in another currency or currencies) has been notified to the Agent;

(xi)	any Security consented to in writing by the Majority Lenders; or

(xii)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (xi) above) does not exceed fifteen million dollars ($15,000,000) (or its equivalent in another currency or currencies).

21.4	Disposals

(a)	No Borrower shall (and the Principal Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to (or enter into any binding agreement to) sell, lease, transfer or otherwise dispose of any asset or revenue.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of multi-client data libraries;

(iii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	made to another member of the Group;

(v)	any Security, lien or sale which is permitted in accordance with paragraph (c) of Clause 21.3 (Negative pledge);

(vi)	consented to in writing by the Majority Lenders; or

(vii)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group in any related transaction) does not exceed fifteen million dollars ($15,000,0000) (or its equivalent in another currency or currencies).

21.5	Loans and Guarantees

(a)	No Borrower shall (and the Principal Company shall ensure that no member of the Group will) make any loans or grant any credit (save in the ordinary course of business or to another member of the Group) to any person or give any guarantee or indemnity (except as required under any of the Finance Documents) in respect of the obligations of any person (other than a member of Group) or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person (other than a member of the Group).

(b)	Paragraph (a) of this Clause 21.5 does not apply if:

(i)	such loan is made to, credit granted to, guarantee or indemnity given to, or liability assumed in respect of liability of, Argas Ltd;

(ii)	such loan, credit, guarantee, indemnity or liability is consented to in writing by the Majority Lenders; or

(iii)	the aggregate amount of all such loans, credits, guarantees, indemnity and liabilities (other than those permitted pursuant to paragraphs (i) and (ii) above) is less than five million dollars ($5,000,000) (or its equivalent in another currency or currencies).

21.6	Claims pari passu

Each Borrower shall ensure that, at all times, the claims of the Finance Parties in respect of its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for claims mandatorily preferred by law applying to companies generally.

21.7	Merger

(a)	No Borrower shall (and the Principal Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) of this Clause 21.7 shall not apply to:

(i)	any such amalgamation, demerger, merger or corporate reconstruction which involves members of the Group only (provided that if such amalgamation, demerger, merger or corporate reconstruction involves a Borrower, that Borrower is a surviving entity);

(ii)	any merger or amalgamation which involves a company which is not a member of the Group provided that if such merger or amalgamation involves a Borrower, that Borrower is a surviving entity and such merger or amalgamation is not likely to have a Material Adverse Effect;

(iii)	any demerger (scission) or any contribution of part of its business in consideration of shares (apport partiel d’actifs) involving a Borrower where the Borrower is a beneficiary of a transfer of assets to it and which is not likely to have a Material Adverse Effect.

21.8	Bordereaux Dailly

(a)	Each Borrower shall ensure that (and the Principal Company shall ensure that for each Borrower), at all times, the aggregate nominal value of Eligible Receivables (if denominated in a currency other than dollars, converted at the Spot Rate of Exchange at such time) assigned by it pursuant to the Bordereaux Dailly executed by it (and which are in effect at such time) exceeds one hundred and twenty per cent. (120%) of the aggregate amount of the Dollar Amounts of the Loans made to that Borrower (being for each Borrower, the “Required Threshold”).

(b)	If on any date falling at an integral multiple of a Month after the Signing Date, there is a Loan outstanding to a Borrower, such Borrower shall, within three (3) Business Days of such date, assign to the Lenders, as security for its obligations to the Lenders as borrower under this Agreement, by executing a Bordereau Dailly in accordance with the Convention Cadre de Cession executed by that Borrower, its Eligible Receivables with (i) an aggregate nominal value exceeding the Required Threshold for that Borrower at such time and (ii) more than one (1) Month until their due date as at the date of the relevant Bordereau Dailly.

(c)	Each Borrower shall ensure that (i) each Bordereau Dailly that is executed by it is executed by an Authorised Signatory of that Borrower and (ii), as at the date of each Bordereau Dailly executed by it, each Eligible Receivable assigned pursuant to that Bordereau Dailly constitutes a legal, valid, binding and enforceable claim.

(d)	Each Borrower shall ensure that, at all times, the aggregate nominal value of Eligible Receivables assigned by it pursuant to the Bordereaux Dailly executed by it (and which are in effect at such time) (and if denominated in a currency other than dollars, converted at the Spot Rate of Exchange at the relevant time) which are owed by companies that are not members of the Group is no less than two thirds of the Required Threshold applicable to that Borrower at such time.

(e)	The nominal value of Eligible Receivables that have not been paid on their due date and (i) are more than three (3) Months overdue or (ii) are, in the reasonable opinion of the Agent, likely to become overdue for more than three (3) Months (having regard, among other factors, to the identity and nationality of the debtor) shall not be included in the calculation of the aggregate nominal value of the Eligible Receivables assigned by the Borrowers pursuant to the Bordereaux Dailly for the purpose of determining whether the Required Threshold is satisfied for each Borrower pursuant to paragraph (a) of this Clause 21.8 or for the purposes of paragraph (d) of this Clause 21.8.

21.9	Insurance

Each Borrower shall (and the Principal Company shall ensure that each Principal Subsidiary will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business as such Borrower or Principal Subsidiary.

21.10	Environmental Compliance

Each Borrower shall (and the Principal Company shall ensure that each Principal Subsidiary will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so would be likely to have a Material Adverse Effect.

21.11	Taxation

Each Borrower shall (and the Principal Company ensure that each member of the Core Group shall) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (expect to the extent (i) that such payment is being contested in good faith and adequate reserves are being maintained for those Taxes or (ii) where failure to do so is not likely to have a Material Adverse Effect).

21.12	Acquisition Finance

(a)	No Borrower shall (and the Principal Company shall ensure that no other member of the Group will), without the prior written consent of the Majority Lenders:

(i)	acquire, make any investment in or make any capital contribution in any company, business, undertaking or other person that is not a member of the Group; or

(ii)	enter into any partnership or similar arrangement with any person that is not a member of the Group.

(b)	Paragraph (a) of this Clause 21.12 shall only apply to any such acquisition, investment, capital contribution, partnership or similar arrangement, whether by means of a single transaction or a series of transactions, (a “Relevant Operation”) where:

(i)	the aggregate net expenditures in such Relevant Operation for members of the Group exceeds twenty five million euros (EUR 25,000,000) (or its equivalent in another currency or currencies);

(ii)	the aggregate net expenditures for members of the Group involved in such Relevant Operation increased by the amount of the aggregate net acquired indebtedness, if any, which would be included in the consolidated balance sheet position of the Group as a result of such Relevant Operation exceeds twenty five million euros (EUR 25,000,000) (or its equivalent in another currency or currencies);

(iii)	if the relevant company, business, undertaking, person, partnership or similar arrangement had been consolidated, on a pro forma basis, in the most recent set of consolidated financial statements delivered by the Principal Company in accordance with Clause 19.1 (Financial statements), any requirement of Clause 20 (Financial covenants) would not have been satisfied on the date that such requirements were tested by reference to such consolidated financial statements in accordance with Clause 20.3 (Testing of Financial Covenants);

(iv)	any person created for the purpose of such acquisition, investment, capital contribution, partnership or similar arrangement is not a limited liability company.

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

Any Borrower does not pay on the due date any amount payable pursuant to a Finance Document (including, without limitation, any amount in principal, interest, default interest, fees, costs, expenses and any other sum whatsoever due and payable under a Finance Document) (except an amount the non-payment of which requires the Borrower to make a prepayment under Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender)) at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within three (3) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial covenants) is not satisfied.

22.3	Breach of covenants

(a)	A Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within:

(i)	in relation to Clause 21 (General Undertakings) (other than Clause 21.5 (Loans and Guarantees)), five (5) Business Days; or

(ii)	in relation to any other provision of the Finance Documents, ten (10) Business Days,

of the Agent giving notice to the Principal Company or the Principal Company becoming aware of the failure to comply.

22.4	Misrepresentation

Any representation or statement made or deemed to be made by a Borrower in any Finance Document or any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Core Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Core Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Core Group is cancelled or suspended by a creditor of any member of the Core Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Core Group becomes entitled to declare any Financial Indebtedness of any member of the Core Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than five million euros (EUR 5,000,000) (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A member of the Core Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Principal Company or any member of the Core Group which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any insolvency law.

(c)	A moratorium is declared in respect of any indebtedness of any member of the Core Group.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Core Group other than a solvent liquidation or reorganisation of any member of the Core Group which is not a Borrower;

(ii)	a composition, assignment or arrangement with any creditor of any member of the Core Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Core Group which is not a Borrower), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security over any assets of any member of the Core Group; or

(b)	Any analogous procedure or step is taken in any jurisdiction.

(c)	Any member of the Core Group commences proceedings for règlement amiable in accordance with articles L.611-3 to L.611-6 of the French Code de commerce.

(d)	A judgement for the opening of redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire proceedings is entered in relation to any member of the Core Group under articles L.620-1 to L.628-3 of the French Code de commerce.

(e)	A mandataire ad hoc, conciliateur or similar officer is appointed in respect of all or material part of the business or assets of any member of the Core Group.

22.8	Creditors’ process and execution or distress

Any of the enforcement proceedings provided for in French law no.91-650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Core Group having an aggregate value greater than or equal to five million euros (EUR 5,000,000) (or its equivalent in any other currency or currencies) and which is not discharged within thirty (30) days.

22.9	Failure of comply with final judgment

Any member of the Core Group fails to comply with, or pay any sum due from it under, any final judgement or any final order made or given by any court of competent jurisdiction.

22.10	Ownership of the Subsidiary Borrowers

The Principal Company does not or ceases to hold, directly or indirectly, sixty six and two thirds per cent. (66 2/3%) of the (i) share capital and (ii) voting rights in each of CGG Marine and Sercel.

22.11	The Group’s Business

The Principal Activity ceases to be the principal business of the Group or any member of the Core Group enters into any unrelated business which would be likely to have a Material Adverse Effect.

22.12	Illegality

(a)	Except as provided in Clause 8.6 (Mandatory prepayment and cancellation in relation to a single Lender), it is or becomes unlawful for a Borrower to perform any of its obligations under the Finance Documents.

(b)	At any time any of the Security expressed to be created under any Bordereau Dailly is or becomes unlawful.

22.13	Security under a Bordereau Dailly

At any time, any Bordereau Dailly does not validly create the Security which is expressed to be created thereby over the assets expressed to be subject to such Security.

22.14	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe would be likely to have a Material Adverse Effect.

22.15	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Principal Company but subject to the mandatory provisions of articles L.620-1 to L.628-3 of the French Code de commerce:

(a)	cancel the Total Commitments whereupon they (and all of the Commitments) shall immediately be cancelled; and/or

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable.

SECTION 8
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

to any credit institution (établissement de crédit) in France (or which is recognised as such in accordance with EU regulations) (the “New Lender”) provided that if such assignment or transfer relates to a part (but not all) of such Existing Lender’s rights or obligations, the aggregate of the part of the Existing Lender’s Commitment and/or the Dollar Amount of the part of the Loan to which such assignment or transfer relates is not less than one million ($1,000,000) dollars.

(b)	The consent of the Finance Parties is hereby given to a transfer by an Existing Lender to a New Lender.

23.2	Conditions of assignment or transfer

(a)	The consent of the Principal Company is required for an assignment or transfer by a Lender, provided that:

(i)	in the case of an assignment, no consent is required if the assignment is to another Lender or an Affiliate of a Lender;

(ii)	the Principal Company and each other Borrower hereby consents to a transfer to another Lender or an Affiliate of a Lender;

(iii)	no consent is required if the assignment or transfer is made after the occurrence of an Event of Default and such Event of Default is continuing on the date of such assignment or transfer; and

(iv)	the Principal Company and each other Borrower hereby consents to a transfer to any person in the circumstances referred to in paragraph (iii) above.

(b)	The consent of the Principal Company to an assignment or transfer must not be unreasonably withheld or delayed. The Principal Company will be deemed to have given its consent five (5) Business Days after the Lender has requested it unless consent is expressly refused by the Principal Company within that time.

(c)	The consent of the Principal Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective as among the Finance Parties on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender has become entitled to the same rights and will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of two thousand dollars ($2,000).

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Borrower;

(iii)	the performance and observance by any Borrower of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Borrower of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Agreement.

(b)	By virtue of the execution of a Transfer Agreement, as from the Transfer Date:

(i)	to the extent that in the Transfer Agreement the Existing Lender seeks to transfer its rights and obligations under the Finance Documents, the Existing Lender shall be discharged to the extent provided for in the Transfer Agreement from further obligations towards each of the Borrowers and the other Finance Parties under the Finance Documents;

(ii)	the rights and obligations of the Existing Lender with respect to the Borrowers shall be transferred to the New Lender, to the extent provided for in the Transfer Agreement;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall have the same rights and obligations between themselves as they would have had had the New Lender been an Original Lender with the rights and/or obligations to which it is entitled and subject as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Borrower; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Borrower, the Group (and any member thereof) and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

24.	CHANGES TO THE BORROWERS

No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9
THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Principal Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Borrowers.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (a) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	The Agent is entitled to request instructions, or clarification of any instructions, from the Lenders (or any of them) as to whether, and in what manner, to exercise any right, power, authority or discretion vested in it as Agent and the Agent may refrain from acting unless and until those instructions or clarifications are received by it.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender in any legal or arbitration proceedings relating to any Finance Document, without having first obtained that Lender’s authority to act on its behalf in those proceedings.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, a Borrower or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)	The Agent shall not be liable (i) for any failure to take, or require any of the Borrowers to take, any steps to ensure that any assignment by way of security pursuant to any Bordereau Dailly is binding on third parties (opposable aux tiers), (ii) if any receivable assigned pursuant to any Bordereau Dailly does not constitute a legal, valid, binding and enforceable claim, (iii) if any receivable assigned pursuant to a Bordereau Dailly is not an Eligible Receivable and (iv) in relation to financial condition, status and nature of any debtor under any Eligible Receivable assigned pursuant to any Bordereau Dailly.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by a Borrower pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Principal Company.

(b)	Alternatively, the Agent may resign by giving notice to the other Finance Parties and the Principal Company, in which case the Majority Lenders (after consultation with the Principal Company) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Principal Company) may appoint a successor Agent (acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Principal Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Principal Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Borrower other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution which Finance Parties agree that they will in that connection waive the benefit of Article 1252 of the French Code civil.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which a Borrower or a Lender is required to make a payment under a Finance Document, that Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to a Borrower) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to a Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of that Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by a Borrower.

28.6	No set-off by Borrowers

All payments to be made by a Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, dollars are the currency of account and payment for any sum due from a Borrower under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Principal Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Principal Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from a Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Principal Company and each other Borrower, that identified with its name below;

(b)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to a Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Principal Company in accordance with this Clause will be deemed to have been made or delivered to each of the Borrowers.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English and French language

(a)	Any notice, Utilisation Request or Compliance Certificate given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English or French; or

(ii)	if not in English or French, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers;

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

SECTION 11
GOVERNING LAW AND ENFORCEMENT

35.	GOVERNING LAW

This Agreement is governed by French law.

36.	ENFORCEMENT — JURISDICTION OF FRENCH COURTS

(a)	The tribunaux within the jurisdiction of the Cour d’appel of Paris (tribunaux du ressort de la Cour d’appel de Paris) has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	Paragraph (a) of this Clause 36 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender	Commitment (dollars)
Natexis Banques Populaires	14,700,000
BNP Paribas	13,200,000
Société Générale	13,200,000
Crédit Industriel et Commercial	11,250,000
KBC Bank	7,650,000
Total	60,000,000

SCHEDULE 2
Conditions Precedent

1.	The Borrowers

(a)	A K-bis extract for each Borrower, not more than one month old.

(b)	A copy of the constitutive documents (statuts) of each Borrower.

(c)	Evidence that the person(s) who has signed the Finance Documents on behalf of each Borrower was duly authorised so to sign (including, but not limited to, a copy, certified as a true copy by an Authorised Signatory, of any power of attorney or corporate decision necessary to provide such person with such authority).

(d)	A copy of a resolution of the board of directors (conseil d’administration) of the Principal Company taken in accordance with article L.225-35 of the French Code de commerce, approving the terms of the Guarantee given by it and authorising a specified person or persons, on its behalf, to execute that Guarantee.

(e)	A copy of a decision of the comité de surveillance of CGG Marine taken prior to the Signing Date, approving the execution and performance by CGG Marine of the Finance Documents to which it is a party (including, but not limited to, each Bordereau Dailly to be executed by CGG Marine after the Signing Date).

(f)	A copy of a resolution of the board of directors (conseil d’administration) of Sercel authorising the execution of this Agreement by Sercel in accordance with article L.225-38 of the French Code de commerce.

(g)	For each Borrower, a certificate signed by a duly authorised representative of such Borrower:

(i)	setting out the name and a specimen of the signature of (1) each person referred to in paragraph (c) above, (2), in relation to the Principal Company, of each person authorised by the resolution referred to in paragraph (d) above and (3) each person authorised to sign, on behalf of such Borrower, the Finance Documents to which it is a party and each other document to be delivered by such Borrower pursuant thereto (including, but not limited, to any Bordereau Dailly, any Compliance Certificate or any Utilisation Request provided by such Borrower);

(ii)	certifying that each copy document relating to it specified in this Part 1 of Schedule 2 and in paragraph (h) of Part 3 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(iii)	in relation to the certificate for the Principal Company, setting out a list of the Principal Subsidiaries as at the date of such certificate.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance, legal advisers to the Arranger and the Agent in France, dated the date hereof, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Linklaters, the legal advisers to the Principal Company, dated the date hereof, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Principal Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each Borrower.

(c)	Evidence that the fees, costs and expenses then due from the Principal Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	The Guarantee, duly executed by the Principal Company.

(e)	Convention Cadre de Cession, duly executed by the Principal Company.

(f)	Convention Cadre de Cession, duly executed by CGG Marine.

(g)	Convention Cadre de Cession, duly executed by Sercel.

(h)	A copy of an irrevocable notice by the Principal Company of cancellation and prepayment of the Existing Facility, on such terms as are satisfactory to the Agent.

SCHEDULE 3
Form of Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs,

$ 60,000,000 Facility Agreement dated 12 March 2004 between Compagnie Générale de
Géophysique, CGG Marine and Sercel as borrowers and, among others, Natexis Banques
Populaires as Agent (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[•]

Amount:	[•] or, if less, such that its Dollar Amount is the Available Facility, or, if less, such that its Dollar Amount fulfils the requirements of paragraph (b) of Clause 5.3 (Currency and amount) of the Agreement

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

.......................................
Authorised Signatory for
[name of relevant Borrower]

[Confirmed

Yours faithfully

.......................................
Authorised Signatory for
Compagnie Générale de Géophysique]

SCHEDULE 4
Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

AB+C(B-D)+Ex0.01 100-(A+C)	per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

Ex0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per one million (£1,000,000).

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per one million (£1,000,000) of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Principal Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Agreement

This Transfer Agreement is made on [ ]

BETWEEN:

(1)	[•] (the “Existing Lender”)

AND:

(2)	[•] (the “New Lender”)

WHEREAS:

(A)	The Existing Lender has entered into a multicurrency revolving loan facility in an aggregate amount equal to sixty million dollars ($ 60,000,000) under a facility agreement dated 12 March 2004, between Compagnie Générale de Géophysique, CGG Marine, Sercel as Borrowers, the Financial Institutions listed in Schedule 1 to that facility agreement as Lenders, Natexis Banques Populaires acting as Arranger, and Natexis Banques Populaires acting as Agent of the Lenders (the “Facility Agreement”).

(B)	The Existing Lender wishes to transfer and the New Lender wishes to acquire [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement.

(C)	Terms defined in the Facility Agreement have the same meaning when used in this Transfer Agreement.

IT IS AGREED AS FOLLOWS:

1.	The Existing Lender and the New Lender agree to the transfer (cession) of [all] [the part specified in the Schedule of this Transfer Agreement] of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule to this Transfer Agreement in accordance with Clause 23.5 of the Facility Agreement (Procedure for transfer).[a]

2.	The proposed Transfer Date is [•].

3.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule to this Transfer Agreement.

[a]	The New Lender may, in the case of a transfer of rights by the Existing Lender under this Transfer Agreement, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the Borrowers in accordance with article 1690 of the French Code Civil.

4.	The New Lender acknowledges the limitations on the Existing Lender’s liabilities set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

5.	The New Lender confirms to the other Finance Parties represented by the Agent that it will assume the same obligations to those Parties as it would have been under if it was an Original Lender.

6.	This Transfer Agreement is governed by French law. The Tribunal of Commerce of Paris shall have jurisdiction in relation to any dispute concerning it.

SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

SCHEDULE 6

Form of Compliance Certificate

To: Natexis Banques Populaires as Agent

From: [Company]

Dated:

Dear Sirs,

$ 60,000,000 Facility Agreement dated 12 March 2004 between Compagnie Générale de
Géophysique, CGG Marine and Sercel as borrowers and, among others, Natexis Banques
Populaires as Agent (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that for the purposes of Clause 16.2 (Limitation of liability) of the Agreement that in respect of the Relevant Period ending on [30 June/31 December] [●]:

[Gearing is [●]:1]

[Leverage is [●]:1]

[Operational Leverage is [●]:1]

3.	Gearing, Leverage and Operational Leverage were calculated as follows: [Insert details of calculation].

4.	The amount of Permitted Shareholder Advances for the calculations referred to above is [●] euros (EUR [●]).

5.	We attach a copy of the Principal Company’s consolidated financial statements for the period ending on [30 June/31 December] [●].

6.	[We confirm that no Default is continuing.]*

Signed:	.................................................................. Chief Financial Officer Of Compagnie Générale de Géophysique	.................................................................. Authorised Signatory Of Compagnie Générale de Géophysique

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 7

Existing Security

Name of Security provider CGG Marine	Security (including details of the asset to which such Security relates) Streamers equipping vessel Mistral	Total amount (or, if higher, total maximum facility amount) secured $8.7 million

SCHEDULE 8

Existing Financial Indebtedness

			Maximum Facility	Amount outstanding
Name of the Borrower	Bank	Facility Type	Amount	(29/02/2004)		Due date
Compagnie Générale de Géophysique	CIC Paris	Overdraft	€1,000,000		0	At sight

Compagnie Générale de Géophysique	Natwest London	Overdraft	£500,000		£31,232	At sight

Compagnie Générale de Géophysique	Dhofar al Omani Al Fransi Mascate (Oman)	Overdraft	OMR 200,000		0	01/2005

Sercel	CIO Nantes	Overdraft	€200,000		€1,194	At sight

Sercel	CIO Nantes	Discount of receivables	€3,880,238		€3,880,238	04/2006

Sercel	CRCA	Medium Term Loan	€571,684		€571,684	10/2004

Sercel	CRCA	Medium Term Loan	€1,400,000		€1,400,000	06/2004

Sercel	CRCA	Medium Term Loan	US$3,712,800	US$	3,712,800	01/2008

Sercel	BCME	Medium Term Loan	US$1,200,000	US$	1,200,000	10/2005

Sercel	BCME	Medium Term Loan	US$2,000,000	US$	2,000,000	12/2007

Sercel	BCME	Medium Term Loan	US$2,500,000	US$	2,500,000	12/2008

Sercel	CIO Nantes	Medium Term Loan	US$1,300,000	US$	1,300,000	04/2007

CGG Marine	CIC Paris	Medium Term Loan	US$9,500,000	US$	9,500,000	11/2007

Compagnie Générale de Géophysique	Natexis (Agent)	Revolving Credit Facility	US$36,000,000		0	09/2004

SCHEDULE 9

Timetables

	Loans in euro	Loans in dollars
	(Paris time)	(Paris time, unless
specified)
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	Prior to 10:00 am, 5 Business Days prior to the Utilisation Date	Prior to 10:00 am, 5 Business Days prior to the Utilisation Date

Agent determines (in relation to a Utilisation) the Dollar Amount of the Loan	Prior to 15:00, 3 Business Days prior to the Utilisation Date	Prior to 15:00, 3 Business Days prior to the Utilisation Date

Agent notifies the Lenders of the Loan, the Dollar Amount of the Loan in accordance with Clause 5.4 (Lenders’ participation)	Prior to 17:00, 3 Business Days prior to the Utilisation Date	Prior to 17:00, 3 Business Days prior to the Utilisation Date

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Prior to 9:30 am, two Business Days prior to the Utilisation Date

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Prior to 11:00 am, two Business Days prior to the Utilisation Date

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 am	Quotation Day as of 11:00 a.m. (London time)

SCHEDULE 10

Form of Confidentiality Undertaking

[Letterhead of Seller]

From: [●] (the “Seller”)

To:

[●] [as agent/broker of] [●] (the “Purchaser”)	[insert name of Potential Purchaser/Purchaser’s agent/broker]

Re: The Agreement

Borrowers: Compagnie Générale de Géophysique, CGG Marine, Sercel
Date: 12 March 2004
Amount: US$ 60,000,000
Agent: Natexis Banques Populaires

Dear Sirs,

We understand that you are considering acquiring an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below, (b) to use the Confidential Information only for the Permitted Purpose and (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors (commissaires aux comptes) of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	GOVERNING LAW AND JURISDICTION

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by French law.

(b)	The parties submit to the non-exclusive jurisdiction of the [tribunaux du ressort de la Cour d’appel] de Paris.

10.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Borrowers” means Compagnie Générale de Géophysique, CGG Marine or Sercel and “Borrower” means each or any of them.

“Confidential Information” means any information relating to any and each of the Borrowers, its financial, commercial or legal situation the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or

(b)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Compagnie Générale de Géophysique and its Subsidiaries for the time being;

“Permitted Purpose” means subject to the terms of this letter, [passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de commerce.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

......................................
For and on behalf of

[Seller]

To: [Seller]

Each of the Borrowers and each other member of the Group

We acknowledge and agree to the above:

......................................
For and on behalf of

[Potential Purchaser]

SCHEDULE 11

Allocation of Fees among the Borrowers

1/ For the purposes of this Schedule and for the time being:

DW.G	is the Facility drawings of Compagnie Générale de Géophysique;

DW.M	is the Facility drawings of CGG Marine;

DW.S	is the Facility drawings of Sercel;

DW	is the Facility drawings, i.e the sum of DW.G, DW.M and DW.S;

AV.G	is the part of the Facility that can be still drawdown by Compagnie Générale de Géophysique;

AV.M	is the part of the Facility that can be still drawdown by CGG Marine;

AV.S	is the part of the Facility that can be still drawdown by Sercel;

AV	is the sum of AV.G, AV.M and AV.S;

G0	is the amount of the revolving credit facility made available under this Agreement;

M0	is the Available CGG Marine Facility;

S0	is the Available Sercel Facility.

2/ These definitions correspond to the following formulas :

     AV.G = G0 – DW

     AV.M = MIN ( G0 – DW ; M0 – DW.M )

     AV.S = MIN ( G0 – DW ; S0 – DW.S )

3/ For the time being, each fee (i.e arrangement fee, agency fee, commitment fee) will be partly charged by the Principal Company to the other Borrowers by applying the following weights :

     CGG Marine         ratio AV.M / AV

     Sercel                    ratio AV.S / AV

SCHEDULE 12

Form of TEG letter

From: [the Agent]

To: [each Borrower]

[date]

Dear Sirs,

We refer to the $ 60,000,000 agreement (the “Facility Agreement”) dated 12 March 2004 and made between, inter alia, Compagnie Générale de Géophysique, CGG Marine and Sercel as Borrowers and Natexis Banques Populaires as Agent. Terms defined in the Facility Agreement shall have the same meaning in this notice.

This is the letter referred to in Clause 9.5 (Effective Global Rate (Taux Effectif Global)) of the Facility Agreement.

The floating nature of the interest rate applicable to the Loans makes it impossible to specify a taux effectif global applicable for the duration of the Facility Agreement.

However, in order to meet the requirements of article L. 313-1 et seq. R. 313-1 and R. 313-2 of the French Code de la consommation and in accordance with the provisions of Clause 9.5 (Effective Global Rate (Taux Effectif Global)) of the Facility Agreement, we set out below an indicative calculation of the taux effectif global, based on the assumptions set out in this letter.

Assumed [LIBOR/EURIBOR] and Margin:

[LIBOR/EURIBOR]:	[to be completed by the Agent]

Margin:	[to be completed by the Agent]

Based on the assumptions set out above (and including the Margin, all fees and expenses relating to the Loans), the interest rate (taux de période) for an Interest Period (durée de période) of [to be completed by the Agent] months would be [to be completed by the Agent] % per annum and the effective global rate (taux effectif global annuel) would be [to be completed by the Agent]% per annum.

The calculations set out in this letter are for illustrative purposes only and shall not bind the parties to the Facility Agreement. Nothing expressed or implied in this letter constitutes any commitment on the part of any of the Finance Parties.

Yours sincerely,

[●]

For and on behalf
of [the Agent]

Receipt acknowledged

[●]

For and on behalf of
[each Borrower]

SIGNATURES

Made on 12 March 2004

In Paris

In nine (9) original copies

THE BORROWERS

The Principal Company

COMPAGNIE GENERALE DE GEOPHYSIQUE

Signed by: MICHEL PONTHUS

Address: Fax: Attention:	Tour Montparnasse - 33 avenue du Maine - 75755 Paris cedex 15 +33 (0)1 64 47 34 31 Mr Stéphane-Paul Frydman

CGG MARINE

Signed by: YVES GOULARD

Address:	1 rue Léon Migaux - 91300 Massy

Fax:	+33 (0)1 64 47 30 89

Attention:	Mr André Froment

SERCEL

Signed by: STÉPHANE-PAUL FRYDMAN

Address:	16 rue de Bel Air - 44470 Carquefou

Fax:	+33 (0)2 40 30 31 12

Attention:	Mr Jean-Maurice Dalongeville

THE ARRANGER

NATEXIS BANQUES POPULAIRES

Signed by: JEAN-PAUL CHAVANNE	Signed by: GÉRARD FOHLEN-WEIL

Address:	45 rue Saint Dominique - 75007 Paris

Fax:	+33 (0)1 58 19 30 90

Attention:	Mr Gérald Barbieux

THE AGENT

NATEXIS BANQUES POPULAIRES

Signed by: GÉRALD BARBIEUX	Signed by: JEAN-PAUL CHAVANNE

Address:	45 rue Saint Dominique - 75007 Paris

Fax:	+33 (0)1 58 19 30 90

Attention:	Mr Gérald Barbieux

THE ORIGINAL LENDERS

NATEXIS BANQUES POPULAIRES

Signed by: JEAN-PAUL CHAVANNE	Signed by: GÉRARD FOHLEN-WEIL

Address:	45 rue Saint Dominique - 75007 Paris

Fax:	+33 (0)1 58 19 30 90

Attention:	Mr Gérald Barbieux

BNP PARIBAS

Signed by: GÉRALD BARBIEUX	Signed by: JEAN-PAUL CHAVANNE

Address:	2/12 Chemin des Femmes - 91300 Massy

Fax:	+33 (0)1 69 19 83 09

Attention:	Mr Jean-Claude Verdonck

SOCIETE GENERALE

Signed by: GÉRALD BARBIEUX	Signed by: JEAN-PAUL CHAVANNE

Address:	Tours SG - 17 Cours Valmy - 92972 Paris La Défense Cedex

Fax:	+33 (0)1 42 13 34 90

Attention:	Mr Pierre Beuzen / Mrs Svetlana Kouznetsova / Mrs Marie-France Vecten

CREDIT INDUSTRIEL ET COMMERCIAL

Signed by: GÉRALD BARBIEUX	Signed by: JEAN-PAUL CHAVANNE

Address:	9 rue de Provence - 75009 Paris

Fax:	+33 (0)1 45 96 90 11 / +33 (0)1 42 66 78 21

Attention:	Mr Arnaud Roland-Gosselin / Mrs Anne-Hélène Hovasse

KBC BANK

Signed by: GÉRALD BARBIEUX	Signed by: JEAN-PAUL CHAVANNE

Address: Fax: Attention:	18 rue du Quatre Septembre - 75002 Paris +33 (0)1 53 75 28 18 Mr David Frenkel / Mr Géraud Petit